Consent of Independent Auditors





The Board of Directors and Stockholders
Unique Mobility, Inc.:



We consent to the incorporation by reference in the registration statements (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852,
34-47454, 33-81430, and 33-92288) on Form S-8 and in the registration statements (Nos. 33-61166, 33-63399, 333-01919, and 333-13883) on Form S-3 of Unique
Mobility, Inc. of our report dated January 10, 1997 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1996, which report appears in the October 31, 1996 Annual Report on Form 10-K/A of Unique Mobility, Inc.



                                   KPMG Peat Marwick LLP


Denver, Colorado
June 13, 1997